Exhibit 99.1

Anika Therapeutics Reports 33 Percent Increase in Third Quarter Product Revenues

    In Negotiation to Terminate Agreements with Galderma and Retain
                   Worldwide Rights to ELEVESS Brand

      Receives European CE Mark for MONOVISC(R) Single-Injection
                        Osteoarthritis Product


    WOBURN, Mass.--(BUSINESS WIRE)--Nov. 5, 2007--Anika Therapeutics, Inc. (Nasdaq: ANIK) today reported financial results for the third quarter ended September 30, 2007. The Company also announced that it is in negotiations to terminate its license and supply agreements entered into with Galderma Pharma in June 2006 for the ELEVESS family of products.

    Revenue

    Anika reported product revenue of $7,283,000 for the third quarter of 2007 compared with $5,494,000 in the year-ago period. The increase in product revenue during the quarter was attributable to strong domestic and international sales of the Company's ORTHOVISC(R) product. Product revenue for the first nine months of 2007 was $18,989,000 compared with $18,876,000 in the nine months ended
September 30, 2006.

    Domestic ORTHOVISC revenues increased 67% in the quarter compared with the third-quarter of 2006 fueled by the unique reimbursement code assigned to ORTHOVISC in December 2006. Third-quarter 2007 international revenue of ORTHOVISC grew 70% versus the same period in 2006 due to sales increases to the Company's distribution partners in Turkey, Canada, Austria and Germany.

    Revenue for the Company's HYVISC(R) product increased 42% in the quarter compared with last year's third quarter. Third-quarter 2007 ophthalmic revenue of $2,894,000 was slightly lower than the third quarter of last year.

    During the three and nine months ended September 30, 2007, licensing, milestone and contract revenue was $682,000 and $2,214,000, respectively, compared with $706,000 and $2,076,000, respectively, in the prior year periods.

    Total revenue for the third quarter of 2007 was $7,965,000, an increase of 28% compared with $6,201,000 in the third quarter of 2006. Total revenue for the nine months ended September 30, 2007 was $21,203,000 compared with $20,952,000 in 2006.

    Product Gross Margin

    Product gross margin for the third quarter of 2007 was 57% compared with 61% in the third quarter of 2006. For the nine months ended September 30, 2007, product gross margin was 54% compared with 57% for the nine month period in 2006. The decline in product gross margin for both periods is due primarily to product mix and timing of orders in both years. Product gross margin for the full year 2007 is expected to be slightly higher than full-year 2006's gross margin of 54%.

    Operating Expenses

    Total operating expenses, excluding cost of product revenue, were $2,947,000 for the third quarter of 2007 compared with $2,359,000 for the third quarter of 2006. Total operating expenses, excluding cost of product revenue, for the nine month period ended September 30, 2007 were $8,081,000 compared with $8,331,000 for the same period of 2006. Operating expenses for the three-month period were higher in 2007 due to the addition of a new facility currently under construction. Operating expenses for the nine-month period of 2007 were lower than for 2006 even with the new facility costs in 2007, as 2006 included higher R&D expenses related to an ELEVESS clinical trial in Europe.

    Net Income

    Net income for the third quarter of 2007 was $1,796,000, or $0.16 per diluted share, compared with $1,325,000, or $0.12 per diluted share, for the same period last year. Net income for the nine-month period of 2007 was $4,362,000, or $0.38 per share, compared with $3,557,000, or $0.32 per diluted share, for the nine month period of 2006. The improvement in net income in both the third quarter and nine month periods was due to increased product sales, and a lower effective tax rate. The lower tax rate reflects higher state investment tax credits as a result of Anika's ongoing investment in its new facility, as well as increased domestic manufacturing deductions and tax credits related to R&D spending.

    Other

    Anika's cash, cash equivalents and short-term investments at September 30, 2007 were $49,669,000 compared with $47,167,000 at
December 31, 2006.

    Comments on the Third Quarter

    "We reported strong third-quarter financial results and recently achieved a key product development milestone for MONOVISC," said Charles H. Sherwood, Ph.D., Anika's president and chief executive officer. "We saw increased demand for our flagship product--ORTHOVISC--in both the domestic and international markets."

    CE Mark Approval for MONOVISC(R)

    "After the close of the quarter, we received European CE Mark approval for our new MONOVISC single-injection osteoarthritis product," continued Sherwood. "We expect to launch MONOVISC in Europe in the first quarter of 2008. MONOVISC leverages our new technology platform utilizing a crosslinked, non-animal source of HA, delivered in an innovative and differentiated format. We also recently filed an investigational device exemption (IDE) application with the FDA and expect to begin enrolling patients in a U.S. based pivotal clinical trial by the end of 2007."

    License and Supply Agreements with Galderma

    "We have had technical and business disagreements with Galderma regarding the development and commercialization of the ELEVESS family of products. These issues concern certain aspects of the formulation of the current and future products as well as some elements of the strategy for commercialization. The companies feel that it would be in the best interest of both parties to terminate their agreements, and we are currently in negotiations with Galderma to accomplish this and to reacquire worldwide rights and control of the future development and marketing of ELEVESS," continued Sherwood. "The feedback thus far from physicians and patients exposed to ELEVESS has been very positive. We believe that the product is ready for market, and we want to proceed expeditiously towards commercialization."

    With an enhanced product that is now approved in the U.S., European Union and Canada, the Company is seeking a new partner and expects to launch the product as soon as possible in 2008 with a new partner, or initially on our own.

    "We are looking to the future with much optimism," continued Sherwood. "Our osteoarthritis franchise continues to gain momentum in the U.S. and internationally, and we are working aggressively to sign up a new distribution partner that will provide us with revenue growth potential for ELEVESS. We also are looking forward to capitalizing on the benefits of our new facility, which we will begin to occupy on schedule later this month."

    Conference Call Information

    Anika will hold a conference call to discuss its financial results, business highlights and outlook on Tuesday, November 6, 2007, at 9:00 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

    To listen to the conference call, dial 866-825-3354 (International callers dial 617-213-8063) and use the passcode 74774895. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com. The call will be archived and accessible on the same website shortly after the conclusion of the call.

    About Anika Therapeutics, Inc.

    Headquartered in Woburn, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika's products include ORTHOVISC(R), a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek; HYVISC(R), a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.; the ELEVESS(TM) family of aesthetic dermatology products for facial wrinkles, scar remediation and lip augmentation; AMVISC(R), AMVISC(R) Plus, STAARVISC(TM)-II and Shellgel(TM) injectable viscoelastic HA products for ophthalmic surgery; INCERT(R), an HA-based anti-adhesive for surgical applications; and next generation products for joint health and aesthetic dermatology based on the Company's proprietary, chemically modified HA.

    The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as "expectations," "remains," "focus," "expected," "prospective," "expanding," "building," "continue," "progress," "plan," "efforts," "hope," "believe," "objectives," "opportunities," "will," "seek," "expect" and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements. These statements also include: (i) the company's expectations regarding its cosmetic dermatology product, ELEVESS(TM), (ii) product gross margin (iii) the company's expectations concerning its MONOVISC product, and (iv) statements concerning Galderma Pharma and ELEVESS . These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the company's ability to terminate its agreements with Galderma Pharma on terms favorable to the company, and the company's ability to license ELEVESS to a new distribution partner on terms favorable to the company, if at all; (ii) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (iii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (vi) the cost effectiveness and efficiency of our manufacturing operations and production planning;
(v) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the company to allocate resources to products and in directions not presently contemplated. Any delay in receiving any regulatory approvals may adversely affect the company's competitive position. Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved. There is also a risk that
(i) the company's existing distributors (including its distributor in Turkey) or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the company's efforts to enter into long-term marketing and distribution arrangements, including with new international distributors for ORTHOVISC, will not be successful,
(iii) new distribution arrangements will not result in meaningful sales of the company's products, (iv) the company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the company's product sales, (vi) the estimated size(s) of the markets which the company has targeted its products will fail to be achieved,
(vii) lack of adequate coverage and reimbursement provided by governments and other third party payers for our products and services, including non-reimbursement of ORTHOVISC in Turkey, could have a material adverse effect on our results of operations, or (viii) increased sales of the company's products, including HYVISC(R), ORTHOVISC , or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the company's business and operations. There can be no assurance that the company will terminate its agreements with Galderma Pharma on terms favorable to the company or that the company will license ELEVESS to a new distribution partner on terms favorable to the company or at all. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of the company's Annual Report on Form 10-K for the year ended December 31, 2006 and on Form 10-Q for the period ended June 30, 2007, as well as those described in the company's other press releases and SEC filings.


               Anika Therapeutics, Inc. and Subsidiary
                Consolidated Statements of Operations
                             (unaudited)

                            Quarter Ended         Nine Months Ended
                            September 30,           September 30,
                       ----------------------- -----------------------
                          2007         2006       2007         2006
                       ----------- ----------- ----------- -----------
Product revenue        $ 7,283,129 $ 5,494,407 $18,989,133 $18,875,724
Licensing, milestone
 and contract revenue      682,251     706,250   2,213,855   2,075,934
                       ----------- ----------- ----------- -----------
Total revenue            7,965,380   6,200,657  21,202,988  20,951,658

Operating expenses:
Cost of product
 revenue                 3,138,307   2,125,028   8,655,010   8,063,750
Research &
 development             1,125,826     905,289   2,969,218   3,111,958
Selling, general &
 administrative          1,820,998   1,453,393   5,112,147   5,218,992
                       ----------- ----------- ----------- -----------
Total operating
 expenses                6,085,131   4,483,710  16,736,375  16,394,700
                       ----------- ----------- ----------- -----------
Income from
 operations              1,880,249   1,716,947   4,466,613   4,556,958
Interest income, net       550,014     569,229   1,692,622   1,520,075
                       ----------- ----------- ----------- -----------
Income before income
 taxes                   2,430,263   2,286,176   6,159,235   6,077,033
Provision for income
 taxes                     634,033     961,536   1,797,377   2,519,579
                       ----------- ----------- ----------- -----------
Net income             $ 1,796,230 $ 1,324,640 $ 4,361,858 $ 3,557,454
                       =========== =========== =========== ===========
Basic net income per
 share:
Net income             $      0.16 $      0.12 $      0.40 $      0.34
Basic weighted average
 common shares
 outstanding            11,152,686  10,676,943  11,018,208  10,602,659
Diluted net income
 per share:
Net income             $      0.16 $      0.12 $      0.38 $      0.32
Diluted weighted
 average common shares
 outstanding            11,568,074  11,130,225  11,438,673  11,100,985


               Anika Therapeutics, Inc. and Subsidiary
                     Consolidated Balance Sheets
                             (unaudited)

                                            September    December 31,
                                                30,
                                               2007          2006
                                           ------------- -------------
                ASSETS
Current assets:
Cash and cash equivalents                  $ 46,159,638  $ 47,167,432
Short-term investment                         3,508,992            --
Accounts receivable, net                      4,965,946     3,509,508
Inventories                                   4,712,631     5,395,596
Current portion deferred income taxes         1,312,901     1,312,901
Prepaid expenses and other receivables          510,950       220,445
                                           ------------- -------------
Total current assets                         61,171,058    57,605,882
Property and equipment, at cost              22,940,274    13,255,240
Less: accumulated depreciation              (10,756,296)  (10,237,232)
                                           ------------- -------------
                                             12,183,978     3,018,008
Long-term deposits and other                    349,310       193,050
Deferred income taxes                         7,525,066     7,296,689
                                           ------------- -------------
Total Assets                               $ 81,229,412  $ 68,113,629
                                           ============= =============

  LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                           $  4,184,935  $    965,180
Accrued expenses                              2,355,160     1,573,835
Deferred revenue, current                     3,257,413     2,905,099
Income taxes payable                            383,336        17,253
Other long-term liabilities                     268,243        64,525
Long-term deferred revenue                   18,157,404    17,099,712
                                           ------------- -------------
                Total liabilities            28,606,491    22,625,604
Stockholders' equity
Preferred stock                                      --            --
Common stock                                    111,695       107,727
Additional paid-in-capital                   40,031,838    37,262,768
Retained earnings                            12,479,388     8,117,530
                                           ------------- -------------
Total stockholders' equity                   52,622,921    45,488,025
                                           ------------- -------------
Total Liabilities and Stockholders'
 Equity                                    $ 81,229,412  $ 68,113,629
                                           ============= =============


               Anika Therapeutics, Inc. and Subsidiary
                    Supplemental Financial Data -
                             (unaudited)

           Product Gross Margin and Revenue by Product Line


                                              Quarter Ended
                                              September 30,
                                     ---------------------------------
                                                 %               %
                                        2007    Ttl     2006     Ttl
                                     ---------------------------------
Ophthalmic Products                  $2,893,906   40%$2,950,270   54%
ORTHOVISC                             3,596,395   49% 2,140,017   39%
HYVISC                                  552,773    8%   388,580    7%
Other                                   240,055    3%    15,540    0%
                                     ---------------------------------
                                     $7,283,129  100%$5,494,407  100%
                                     =================================

Product gross profit                 $4,144,822      $3,369,379
Product gross margin                         57%             61%

                     Product Revenue by Geography

                                              Quarter Ended
                                              September 30,
                                     ---------------------------------
                                                 %               %
                                        2007     Ttl    2006     Ttl
                                     ---------------------------------
Domestic                             $5,057,754   69%$3,984,090   73%
International                         2,225,375   31% 1,510,317   27%
                                     ---------------------------------
                                     $7,283,129  100%$5,494,407  100%
                                     =================================


                                             Nine Months Ended
                                               September 30,
                                     ---------------------------------
                                                  %                %
                                         2007     Ttl     2006     Ttl
                                     ---------------------------------
Ophthalmic Products                  $ 8,068,611   42%$ 8,432,608  45%
ORTHOVISC                              8,894,752   47%  9,118,536  48%
HYVISC                                 1,682,870    9%  1,298,540   7%
Other                                    342,900    2%     26,040   0%
                                     ---------------------------------
                                     $18,989,133  100%$18,875,724 100%
                                     =================================

Product gross profit                 $10,334,123      $10,811,974
Product gross margin                          54%              57%

                     Product Revenue by Geography

                                             Nine Months Ended
                                               September 30,
                                     ---------------------------------
                                                  %                %
                                         2007     Ttl     2006     Ttl
                                     ---------------------------------
Domestic                             $14,176,658   75%$11,134,562  59%
International                          4,812,475   25%  7,741,162  41%
                                     ---------------------------------
                                     $18,989,133  100%$18,875,724 100%
                                     =================================

    CONTACT: Anika Therapeutics, Inc.
             Charles H. Sherwood, Ph.D., 781-932-6616
             CEO
             or
             Kevin W. Quinlan, 781-932-6616
             CFO